STANDARD COMMERCIAL CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE                         EXHIBIT  11
(In thousands, except share information; unaudited)


                                                                     Third quarter ended          Nine months ended
                                                                             December 31                December 31
                                                              -----------------------------------       -----------
                                                                     1996         1995         1996         1995
                                                                     ----         ----         ----         ----
PRIMARY EARNINGS PER SHARE

Income (loss) from continuing operations.....................      $4,480      $(9,040)      $8,899     $(18,470)
Less - ESOP preferred stock dividends net of tax.............        (116)        (117)        (347)        (358)
                                                              ------------------------------------------------------
Income from continuing operations
     applicable to common stock..............................       4,364       (9,157)       8,552      (18,828)
Income from discontinued operations..........................           -       10,799            -       10,050
                                                              ------------------------------------------------------

Net income (loss) applicable to common stock.................      $4,364       $1,642       $8,552      $(8,778)
                                                              ======================================================

Primary average shares outstanding...........................   9,360,095    8,973,623    9,263,916    8,888,292
                                                              ======================================================

Earnings (loss) per common share
     - from continuing operations............................       $0.47       $(1.02)       $0.92       $(2.12)
     - from discontinued operations..........................          -          1.20           -          1.13
                                                              ------------------------------------------------------

     - net...................................................       $0.47        $0.18        $0.92       $(0.99)
                                                              ======================================================

FULLY DILUTED EARNINGS PER SHARE

Income (loss) from continuing operations
     applicable to common stock..............................      $4,364      $(9,157)      $8,552     $(18,828)
Add   - after-tax interest expense on 7 1/4%
         convertible subordinated debentures.................         825          825        2,475        2,475
      - dividends payable to ESOP assuming
         conversion to common stock..........................           -            -            -            -
                                                              ------------------------------------------------------
Adjusted income (loss) from continuing operations............       5,189       (8,332)      11,027      (16,353)
Income from discontinued operations..........................           -       10,799            -       10,050
                                                              ------------------------------------------------------

Net income (loss) applicable to common stock.................      $5,189       $2,467      $11,027      $(6,303)
                                                              ======================================================

Primary average shares outstanding...........................   9,360,095    8,979,623    9,263,916    8,888,292
Increase in shares outstanding assuming
     - conversion of 7 1/4% convertible subordinated
        debentures at November 13, 1991......................   2,302,302    2,212,248    2,268,697    2,183,502
     - conversion of ESOP convertible
        preferred stock at July 1, 1993......................     268,334      269,219      268,334      266,449
                                                              ------------------------------------------------------

Fully diluted average shares outstanding.....................  11,930,731   11,461,090   11,800,947   11,338,243
                                                              ======================================================

Earnings (loss) per common share
     - from continuing operations............................       $0.43       $(0.73)        $0.93      $(1.44)
     - from discontinued operations..........................          -          0.94            -         0.89
                                                              ------------------------------------------------------

     - net...................................................       $0.43        $0.21         $0.93      $(0.55)
                                                              ======================================================

*Calculation of fully diluted earnings per share includes adjustments which are antidilutive. Therefore, no fully diluted earnings per share are shown on the face of the income statement.